Exhibit 3.1

PROPOSED AMENDMENTS
TO THE
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
TEXAS VENTURES ACQUISITION III CORP

Texas Ventures Acquisition III Corp
(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

It is resolved as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending the definition of “Completion Window” in Article 1.1 by deleting paragraph (b) thereof in its entirety:

“(b) ending on the date that is eighteen (18) months after the closing date of the IPO, such earlier date as the Directors may approve in accordance with the Articles or such later date as the Members may approve in accordance with the Articles.”

and replacing it with the following:

“(b) ending on the date that is twenty-seven (27) months after the closing date of the IPO, such earlier date as the Directors may approve in accordance with the Articles or such later date as the Members may approve in accordance with the Articles.”